UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEW YORK CITY REIT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXYLITE MESSAGE

Hello, this is Mike Weil, CEO of New York City REIT, requesting that you vote only the gold proxy card you received for our annual meeting and warning you to not be fooled by the claims of an activist investor. You can also press any 1 now to vote your shares.

I am calling you because it is important that you understand how to cast your vote at this year’s annual meeting in accordance with the board’s recommendations. You probably recall receiving a letter from me highlighting the great results NYC experienced in 2021. During NYC’s first full year as a publicly traded company, we delivered an exceptional total return of nearly 37% to shareholders, outperforming a group of New York City-focused REIT peers by over 24% and the S&P 500 by over 6%. The efforts of our dynamic and experienced Board of Directors were instrumental in achieving this success.

An activist minority shareholder is attempting to nominate their own candidate to replace lead independent director Elizabeth Tuppeny. Don’t let the claims of the activist fool you. They have neither identified any positive changes they intend to bring to the Company nor provided any suggestion about what the Board should be doing differently. In the absence of this information, we must infer that there either is no such plan, or that the true motives of the activist are self-serving and remain hidden.

Not only do we believe the activist’s motives to be self-serving, but the candidate that they have nominated is underqualified for our board, with a severe lack of experience that pales in comparison to Ms. Tuppeny’s history on the boards of multiple real estate companies and as an advisor to numerous Fortune 500 companies. NYC is fortunate to have a director of this caliber who has demonstrated an exceptional ability to generate returns in a complex New York City real estate market.

In advance of this year’s annual meeting, you may receive two proxy cards. For your own benefit and for the benefit of every other NYC shareholder, I am asking you to vote only the gold proxy card and to ignore any other materials you may receive.

You may also vote your shares by pressing 1 now or at any time of day by calling 855-457-4811 using the control number from your gold proxy card. Additionally, shares can be voted online at https://www.proxyvotenow.com/nyc using the same control number from the gold card.

Again, I urge you to vote in accordance with the board’s recommendation so that Elizabeth and the rest of the Board can continue to create the value you deserve.

Thank you for your time and your investment in NYC.

PROXYLITE MESSAGE

Hello, this is Mike Weil, CEO of New York City REIT, requesting that you vote only the gold proxy card you received for our annual meeting and warning you to not be fooled by the claims of an activist investor.

I am calling you because it is important that you understand how to cast your vote at this year’s annual meeting in accordance with the board’s recommendations. You probably recall receiving a letter from me highlighting the great results NYC experienced in 2021. During NYC’s first full year as a publicly traded company, we delivered an exceptional total return of nearly 37% to shareholders, outperforming a group of New York City-focused REIT peers by over 24% and the S&P 500 by over 6%. The efforts of our dynamic and experienced Board of Directors were instrumental in achieving this success.

An activist minority shareholder is attempting to nominate their own candidate to replace lead independent director Elizabeth Tuppeny. Don’t let the claims of the activist fool you. They have neither identified any positive changes they intend to bring to the Company nor provided any suggestion about what the Board should be doing differently. In the absence of this information, we must infer that there either is no such plan, or that the true motives of the activist are self-serving and remain hidden.

Not only do we believe the activist’s motives to be self-serving, but the candidate that they have nominated is underqualified for our board, with a severe lack of experience that pales in comparison to Ms. Tuppeny’s history on the boards of multiple real estate companies and as an advisor to numerous Fortune 500 companies. NYC is fortunate to have a director of this caliber who has demonstrated an exceptional ability to generate returns in a complex New York City real estate market.

In advance of this year’s annual meeting, you may receive two proxy cards. For your own benefit and for the benefit of every other NYC shareholder, I am asking you to vote only the gold proxy card and to ignore any other materials you may receive.

You may also vote your shares at any time of day by following the instructions and using the control number set forth on your gold proxy card.

Again, I urge you to vote in accordance with the board’s recommendation so that Elizabeth and the rest of the Board can continue to create the value you deserve.

Thank you for your time and your investment in NYC.